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                        PECO ENERGY COMPANY SUBSIDIARIES
                           AND STATE OF INCORPORATION

PECO Energy Power Company (Pennsylvania)

Susquehanna Power Company (Maryland)

Susquehanna Electric Company (Maryland)

Adwin Equipment Company (Pennsylvania)

Adwin Investment Company (Pennsylvania)

Adwin Realty Company (Pennsylvania)

Eastern Pennsylvania Development Company (Pennsylvania)

Eastern Pennsylvania Exploration Company (Pennsylvania)

Energy Performance Services, Inc. (Pennsylvania)

PECO Energy Capital Corp. (Delaware)

PECO Gas Supply Company (Pennsylvania)

The Proprietors of the Susquehanna Canal (Inactive) (Maryland)

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